Exhibit 99.77K

                       RESPONSE TO ITEM 77K OF FORM N-SAR

            This statement is being submitted in response to the information required by Item 77K of Form N-SAR for WhiteRock Portfolio Investors, L.L.C. (the "Company") for the fiscal year ended December 31, 2003 and, by reference,
Item 4 of Form 8-K and Items 304(a)(1) and 304(a)(3) of Regulation S-K.

            At a meeting of the Company's Board of Managers ("Board") held on January 29, 2004, the Board, including a majority of those Managers who are not "interested persons" of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), voted to approve the selection of Ernst & Young LLP to serve as the Company's independent public accountants for the fiscal years ended December 31, 2003 and December 31, 2004. On August 12, 2003 PricewaterhouseCoopers LLP, which previously served as the Company's independent public accountants was dismissed.

            The reports of PricewaterhouseCoopers LLP on the Company's financial statements for the fiscal years ended December 31, 2002 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During those two fiscal years and through the period ended August 12, 2003, when the Company acted to replace PricewaterhouseCoopers LLP as the Company's independent public accountants, there were no disagreements between the Company, or anyone authorized to act on the Company's behalf, and PricewaterhouseCoopers LLP over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreements in connection with its reports. The Company decided to replace PricewaterhouseCoopers LLP solely for business reasons.

            During the Company's fiscal years ended December 31, 2001 and December 31, 2002, and through the period ended August 12, 2003, there were no "reportable events," as that term is defined in Item 304(a)(v) of Regulation S-K.
            In accordance with the requirements of Item 304(a)(3) of Regulation S-K, the Company has furnished PricewaterhouseCoopers LLP with a copy of this statement, and has requested PricewaterhouseCoopers LLP to provide the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree.

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                     [PricewaterhouseCoopers LLP letterhead]

February 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Whiterock Portfolio Investors L.L.C, (copy attached), which we understand will be filed with the Commission, pursuant to
Item 77K of Form N-SAR as part of the Company's report dated February 27, 2004 We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,


PricewaterhouseCoopers LLP